Letter of Intent

Dated November 29, 2023

by and among

on the one hand

Undo Studios SA, c/o SiPaFid SA Via Ferruccio Pelli 13 6900 Lugano, Switzerland, registered with the Register of Commerce under No. CHE-434.124.671

(the "Company")

and

on the other hand

ARAX HOLDINGS CORP., a company registered under the laws of United States of America with registered office at 30 N Gould Street Sheridan, Wyoming 82801 (850) 254-1161,

(the “Investor”)

(Company and Investor each a “Party” and collectively the “Parties”)

Whereas

(A)	Undo Studio SA is a company registered under the laws of Switzerland, with registered office at c/o SiPaFid SA Via Ferruccio Pelli 13 6900 Lugano, Switzerland, registered with the Register of Commerce under No. CHE-434.124.671, with a share nominal value of CHF 100 per share, engaged in the business of developing of software and new technologies, in particular the metaverse;
(B)	Arax Holding Corp. is a company registered under the laws of United States of America with registered office at 30 N Gould Street Sheridan, Wyoming 82801 (850) 254-1161,with a share nominal value of USD 0.0001, per share is a company holding participations in different entity building software solutions on the Core Blockchain and implementing the Codetech Ecosystem and the Luna Mesh in use cases for peer to peer solutions and communication;
(C)	The Parties have subscribed on the 29th August 2023 a Letter of Intent foreseeing the covering of USD 31’386 in exchange of a future investment into the Company. With Addendum to the Letter of Intent dated 11th September 2023 the Parties agreed to a further financing of USD 39’150.
(D)	The Parties agree to regulate certain provisions contained in this Agreement into all details with the drafting and signature of specific agreements, as provided below and where needed, within 30 days from the signature of this Agreement.
(E)	For the purpose of this agreement, the following forex rates (average last 3 months) are used:

EUR/CHF= 0,96

USD/CHF= 0,88

NOW THEREFORE

1.	INVESTMENT
1.1	The Investor agrees to invest a total amount of USD 1’200’000 (one million two hundredth thousand USD) in the Company in exchange for 6% (six percent) of the Company’s corporate capital shares, on a fully diluted basis.
1.2	The total amount shall be paid in subsequent instalments, at least paid every 30 days, and in maximum 12 instalments.
1.3	The amounts already paid by the Investor as per (C) above will be deducted from the total amount to be paid under 1.1. whereas Arax will deduct USD 40’000 for the first two months in 1.2 above
1.4	The investment will be regulated by an “Investment Agreement” to be drafted by the Parties as per (D) above.
2.	quota conversion
2.1	The Company further agrees and undertakes towards the Investor to swap an amount of the Company's existing shares towards existing shares of the Investor (the “Quota Conversion”).

2.2	The agreed swap for the Quota Conversion will consist of the following:
(i)	6’650’000 (Six million six hundredth and fifty thousand) shares of ARAX HOLDINGS CORP. in exchange for
(ii)	14% (fourteen percent) of Undo Studios’ corporate capital shares, on a fully diluted basis.
2.3	The Quota Conversion will be regulated by a specific agreement (the “QC Agreement”) to be drafted by the Parties as per (D) above.
3.	nEW INVESTMENT
3.1	Moreover, the Company grants the Investor with an option to subscribe to an additional 11% (eleven percent, the “Option”), on a fully diluted basis, of the Company’s corporate capital.
3.2	The Option will be exercisable upon fulfilment of a set of business milestones which will be agreed by the Parties and will be included in a separate agreement to be drafted as per (D) above.
4.	NEW INVESTORS

The Investor is aware that the Company needs further new investments for the development of its activities and expressly agrees and authorizes the Company to search for new investors and funding. The Company will inform the Investor about the discussions with any new investors but will not need the Investor’s approval to conclude any fundraising agreements provided that they are concluded at a pre-money evaluation which is equal or higher than the one which will be defined in the Investment Agreement.

5.	Whole agreement

This Letter of Intent currently constitutes the whole agreement and understanding of the Parties and supersedes any previous arrangements, understandings or agreements relating to the subject matter of this Letter of Intent.

6.	Variation and waiver
6.1	Any variation of this Letter of Intent must be in writing and signed by or on behalf of the parties.
6.2	Any waiver of any right under this Letter of Intent is only effective if it is in writing and it applies only to the party to whom the waiver is addressed and to the circumstances for which it is given.
6.3	No failure to exercise or delay in exercising any right or remedy provided under this Letter of Intent or by law constitutes a waiver of such right or remedy nor shall it prevent any future exercise or enforcement thereof.
6.4	No single or partial exercise of any right or remedy under this Letter of Intent shall preclude or restrict the further exercise of any such right or remedy or other rights or remedies.

7.	Governing law and jurisdiction
7.1	This Letter of Intent and any disputes or claims arising out of or in connection with its subject matter or formation (including non-contractual disputes or claims) are governed by and construed in accordance with the substantive laws of Switzerland.
7.2	The parties irrevocably agree that the competent courts of Lugano, Switzerland have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Letter of Intent or its subject matter or formation (including non-contractual disputes or claims).

Signed on November 29, 2023 by:

/S/Alessandro De Grandi ________________________ Undo Studios SA Name: Alessandro De Grandi Title: CEO	/S/Michael P. Loubser ________________________ ARAX HOLDINGS CORP. Name: Michael Loubster Title: CEO